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                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                  NexMed, Inc.
                        Computation of Per Share Earnings



   FOR THE PERIODS ENDED SEPTEMBER 30, 1996
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

                                                                                                               Weighted average
                                                                             Days Outstanding                 shares outstanding
                                                                             ----------------                 ------------------
                                                          Shares          Quarter    Year-to-date        Quarter        Year-to-date
                                                          ------          -------    ------------        -------        ------------
Opening balance - January 1, 1996                        2,486,348           92          274            2,486,348         2,486,348

Shares issued with notes payable                            12,500           92          250               12,500            11,405

Shares issued for services                               1,600,000           92          228            1,600,000         1,331,387

Shares issued for cash                                     575,000           92          228              575,000           478,467
                                                                                                     -------------     -------------

Weighted average shares outstanding                                                                     4,673,848         4,307,607

Net loss for the period                                                                                $ (512,850)     $ (2,114,858)
                                                                                                     -------------     -------------

Net loss per common share                                                                              $    (0.11)     $      (0.49)
                                                                                                     =============     =============

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   FOR THE PERIODS ENDED SEPTEMBER 30, 1997
   ----------------------------------------
Opening balance - January 1, 1997                        5,071,348           92          273            5,071,348         5,052,839

Shares issued with notes payable                             7,500           92          273                7,500             7,473

Shares issued for cash                                   1,062,500           92          243            1,062,500           942,290

Shares issued upon conversion of notes payable              13,750           92          147               13,750             7,377

Shares issued upon exercise of stock options                 5,000           92          231                5,000             4,215

Shares issued upon exercise of stock options                20,000           91           91               19,783             6,642
                                                                                                     -------------     -------------

Weighted average shares outstanding                                                                     6,179,881         6,020,837

Net loss for the period                                                                                $ (780,208)     $ (2,449,404)
                                                                                                     -------------     -------------

Net loss per common share                                                                              $    (0.13)     $      (0.41)
                                                                                                     =============     =============

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